Exhibit 10.20

AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into on February 18, 2025 by and between Dror Ortho-Design Ltd., reg. no. 513542274 (the “Company”) and Moshe Shvets, I.D. no. 07349373 (the “Employee”).

WHEREAS, the Company and the Employee have previously entered into that certain Personal Employment Agreement dated as of January 26, 2022, setting forth the terms and conditions of the Employee’s employment with the Company, as subsequently amended and updated (“Employment Agreement”); and

WHEREAS, the Company and the Employee wish to revise certain provisions of the Employment Agreement to reflect the understandings between the parties with respect to the Employee’s employment with the Company, effective as of February 5,2025 (the “Effective Date”), as further provided in this Amendment.

NOW THEREFORE, the parties hereby agree with the following:

1.	Unless otherwise stated, capitalized terms in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

2.	This is to confirm that the Employee, at his own request, approached the Company and requested that the pension and severance pay contributions on his behalf be made from a lower salary than the Monthly Salary (as described in Annex A of the Employment Agreement).

3.	The Company complied with Employee’s request, and accordingly –

3.1.	From January 2023 through July 2023, the base salary for pension and severance contributions was 32,000 NIS.

3.2.	From August 2023 through December 2023, the base salary for these contributions was 46,250 NIS.

3.3.	From January 2024 through December 2024, the base salary for these contributions was 24,500 NIS.

4.	The Employee hereby waives any and all claims, demands, actions, or causes of action against the Company, including but not limited to any claims relating to the pension and severance contributions, arising out of or in connection with the aforementioned adjustments to the base salary for such contributions. The Employee affirms that he has fully understood the changes to the salary for pension and severance contributions and agrees to the terms outlined in this Amendment.

5.	The Employee hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries (including the Company’s parent company, Dror Ortho Design Inc.), affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present or future insurers, officers, directors, agents, attorneys, employees stockholders (collectively with the Entities, the “Released Parties”), with respect to any claims with respect to pensions funds and/or insurance and/or study fund, severance payment and/or completion of severance payment, and/or claims relating to the pension and severance contributions, in each case arising out of or in connection with the aforementioned adjustments to the Base Salary for such contributions.

6.	The Employee affirms that he has fully understood the changes to the allocations for pension and severance pay contributions and agrees to the terms outlined in this Amendment.

7.	Except as specifically provided herein, this Amendment shall not derogate from or amend any provision of the Employment Agreement, and all terms and conditions which are not expressly amended in this Amendment shall remain in full force and effect as determined in the Employment Agreement. In the event of any contradiction between the explicit provisions of this Amendment and the provisions of the Employment Agreement, the provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective as of the Effective Date.

DROR ORTHO-DESIGN LTD.		EMPLOYEE

Signature:	/s/ Lee Haddad	Signature:	/s/ Moshe Shvets
By:	Lee Haddad	Name:	Moshe Shvets
Title:	Chief Executive Officer